EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

To the Stockholders and Board of Directors of The CIT Group, Inc.:

      We consent to the incorporation by reference in Registration Statements No. 33-85224, No. 333-70249, No. 333-64539, No. 333-43323, No. 333-64529 and No.
333-63793 on Form S-3 of The CIT Group, Inc. of our report dated January 28, 1999, relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of The CIT Group, Inc.

                                                   KPMG LLP

Short Hills, New Jersey
March 16, 1999